EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche
(408) 979-2955

           ORYX TECHNOLOGY CORP. COMPLETES $900,000 PRIVATE PLACEMENT

SAN JOSE, CA (January 29, 2004) -- Oryx Technology Corp. (OTCBB: ORYX), a technology licensing, investment and management services company, today announced the completion of a private placement of 360,000 shares, under terms that had been negotiated and authorized by its Board of Directors in January 15, 2004, of its common stock at a purchase price of $2.50 per share with a group of investors, resulting in cash proceeds to Oryx of $900,000. The investors also received warrants to purchase an additional 90,000 shares of Oryx common stock at a purchase price of $6.00 per share.

"The proceeds of this private placement will be used by us to participate in the Series C Preferred Stock financing of our portfolio company, S2 Technologies, Inc. S2 Technologies continues to broaden its market acceptance, as leading companies in the cellular and semiconductor markets have begun using its flagship product, Stride. We continue to be very committed to supporting our investment in S2 Technologies," said Phil Micciche, Chairman and Chief Executive Officer of Oryx.

The securities sold in this private placement of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.

Oryx Company Profile

Headquartered in San Jose, California, Oryx Technology Corp. is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on the OTC Bulletin Board under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and
"Management's Discussion and Analysis" in Oryx's Form 10-KSB filed for the fiscal year ended February 28, 2003, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.